Exhibit 10.22

GUARANTEE AGREEMENT

BY AND AMONG

HU JIA DA
(AS GUARANTOR)

SHENZHEN RITAR POWER CO., LTD.
(AS GUARANTEE)

AND

DBS BANK (HONG KONG) LTD. SHENZHEN BRANCH
(AS OBLIGEE)

DATE: 7 MARCH 2006

GUARANTEE AGREEMENT

This Agreement is entered into on 7 March 2006 by and between:

1.	Guarantor: Hu Jia Da

Address: D3-706, Fuyuan Garden, Futian District, Shenzhen
ID Card No.: 430403196410210018

2.	Guarantee: Shenzhen Ritar Power Co., Ltd.

Legal Representative: Hu Jia Da
Address: Building 9, Second Industrial Zone, Fuqiao, Qiaotou Village, Fuyong Town, Bao’an District, Shenzhen
Business License Registration No.: 4403012089074

3.	Obligee: DBS Bank (Hong Kong) Ltd. Shenzhen Branch

Legal Representative (Person in Charge): Wu Wen Cheng
Address: 18 Floor, Huarun Building, No.5001, Shennan Dong Road, Luohu District, Shenzhen
Business License Registration No.: Qi Wai Yue Shen Ying Zi 490020

Whereas:

1.
The Obligee has issued the Letter of Banking Facilities: Shenzhen Ritar Power Co., Ltd. to the Guarantee on 6 March 2006 and the Guarantee has totally agreed with and accepted the abovementioned Letter of Banking Facilities (including all amendment, supplement, hereinafter collectively referred to as Banking Facilities) on 7 March 2006. The total credit limit under the Banking Facilities is RMB 7 Million Yuan (or the equivalent in USD) and USD 300 Thousand, which includes: (1) Finance for account payable: RMB 2 Million Yuan; (2) Factoring (I): USD 300 Thousand; (3) Factoring (II):RMB 5 Million Yuan (or equivalent in USD).

2.
As required by the Banking Facilities, the Guarantor’s undertakings to bear joint and several liabilities for the indebtedness of the Guarantee under the Banking Facilities is one the conditions precedent of the Banking Facilities.

The Parties have entered into the following agreement through friendly consultation:

Article 1 Indebtedness

This guarantee shall cover all indebtedness owed by the Guarantee to the Obligee under the Banking Facilities, including loan principal, interest, default interest, liquidation damages, losses indemnity, expenses, cost and litigation fees and attorney fees for enforcement of the right to the security etc.

Article 2 Term of Guarantee

The term of this guarantee is from the execution date of this guarantee till 2 years after expiry of the term of the loan under the Banking Facilities.

Article 3 Scope of Guarantee

The Guarantor hereby undertakes that it shall, once demanded by the Obligee, pay for all outstanding indebtedness payable by the Guarantee to the Obligee under the Banking Facilities, including but not limited to loan principal, interest, default interest, liquidation damages, losses indemnity, expenses, cost and litigation fees and attorney fees for enforcement of the right to the security etc.

Article 4 Type of Guarantee

4.1 Basic Feature

This guarantee shall be unconditional and irrevocable guarantee with joint and several liability.

4.2 Other Feature

(1) This guarantee shall be independent from the invalidity of any other contract or agreement in relation to the indebtedness.

(2) The interest and right of the Obligee under this Agreement shall not be affected or restricted by any other contract and agreement. The Obligee is entitled to directly demand the Guarantor to fulfill its obligations of guarantee on default of the Guarantee without claiming interest or right from any other person (including but not limited to the Guarantee, other guarantor/mortgagor etc), taking litigation or any other measures first.

(3) This guarantee shall be continuously valid within the term until all indebtedness has been settled.

(4) This guarantee shall cover all existing, future, occurred or to-be-occurred indebtedness of the Guarantee under the Banking Facilities.

(5) This guarantee shall be unconditional and shall not be reduced or exempted by:

(a)	amendment, deletion or supplement to any clause of the Banking Facilities;

(b)	any waiver, preferential treatment or grace period granted by the Obligee to any party;

(c)	waiver of any rights of by the Obligee at any time;

(d)
alteration of the legal status or members of any party, including share transfer, bankruptcy, liquidation, merger, acquisition, regroup, demise, restriction of civil rights or civil disposal, change of name or business scope etc.;

(e)	any other guarantee, mortgage, pledge or security provided by any party;

(6) In case that there are more than one guarantor under this Agreement, each guarantor’s undertakings is independent as well as joint. The Obligee is entitled to demand any guarantor to fulfill its obligations.

Article 5 Settlement of Indebtedness

5.1 In case of any default on loan principal, interest or any other amount payable by the Guarantee upon maturity of such indebtedness, the Guarantor shall, within 7 days after receiving the notification from the Obligee, settle such indebtedness with the Obligee in a lump sum and in accordance with the instruction on amount, currency, settlement method, settlement date and place etc. of the notification.

5.2 The notification of the Obligee is final and binding upon the Guarantor except for obvious errors.

Article 6 Claims

6.1 Before the settlement of all indebtedness, the Guarantor should not seek or exercise any subrogation, or demand the Guarantee to settle any payment prior to the Obligee.

6.2 Before the settlement of all indebtedness, the Guarantor should not receive any security for any payment owed under the said subrogation. Any security received by the Guarantor in violation of this clause shall be deemed as the security received for and on behalf of the Obligee and the Guarantor shall present all relevant documentations and collaterals to the Obligee.

Article 7 Right of Defense

The Guarantor hereby agrees to waive all right of defense as allowed by law.

Article 8 Statements and Undertakings

8.1 The Guarantor hereby states that:

(1) The Guarantor is lawfully established and effectively existing. It enjoys full civil rights of disposal and has authorization to execute and perform this Agreement.

(2) The Guarantor signs this Agreement of its own genuine will and is not under any duress. The obligations of the Guarantor under this Agreement are lawful, valid, binding and enforceable.

(3) The execution of this Agreement, performance of its rights and obligations under this Agreement by the Guarantor is not in conflict with any law, regulation, obligation, undertakings, agreement or contract which is binding upon the Guarantor or its properties.

8.2 The Guarantor hereby undertakes that:

(1) The Guarantor shall notify the Obligee of any event which may alter its legal status, members or civil right of disposal.

(2) The Guarantor shall, as required by the Obligee from time to time, provide the Obligee with any materials or documentations concerning its business, financial status, operations etc.

(3) The Guarantor shall obtain and sustain all authorization, approval, registration as required by law and take any other necessary methods to ensure that it has full right to execute and perform this Agreement and to ensure that this Agreement is valid, lawful, binding and enforceable.

(4) The Guarantor shall, as required by the Obligee from time to time, execute any agreement or document or take any methods or make any arrangement to ensure that the Obligee enjoys and exercises the rights under this Agreement.

(5) The Guarantor shall, as required by the Obligee, pay any cost and expense in relation to the negotiation, draft, print, execution and enforcement of this Agreement, including lawyer’s fee, litigation fee etc.

(6) The Guarantor shall, as required by the Obligee, pay any stamp duty, notary fee, registration fee or any tax etc. in relation to the execution, performance and enforcement of this Agreement, or pay any penalty or fine due to default of this clause by the Guarantor.

(7) The Guarantor shall, as required by the Obligee, pay the amount stated under the above clause (5) and (6), and shall pay the interest at the rate determined by the Obligee for any overdue amount.

Article 9 Taxation

Any amount payable by the Guarantor under this Agreement shall not be deducted or reduced by any tax or by any other reasons. The Guarantor shall make up for any amount deducted as required by law so that the actual amount received by the Obligee is not affected.

Article 10 Currency

10.1 The Guarantor shall fulfill its obligations in currency similar to the currency of the indebtedness under the Banking Facilities or in other currency as approved in writing by the Obligee.

10.2 In case that the Obligee receives any amount from the Guarantor in currency other than that stated in the above clause 10.1, the Obligee is entitled to exchange the amount into the currency stated in the above clause 10.1. The Guarantor shall pay for any insufficiency as well as any cost which may occur.

10.3 The obligation under this article is an independent obligation. The Obligee is entitled to take litigation or apply for enforcement of this obligation in court as an independent claim.

Article 11 Credence and Evidence

11.1 Any credence or statement issued by the Obligee to demand payment or evidence any default by Guarantee shall be binding upon the Guarantor except for obvious errors.

11.2 Any credence or statement concerning the indebtedness which has been signed by the person in charge, staff or authorized representative of the Obligee shall be binding upon the Guarantor except for obvious errors.

Article 12 Lien

The Guarantor agrees that without prejudice to any other rights of Obligee as allowed by the laws, the Obligee is entitled to exert lien on any property of the Guarantor which is possessed by the Guarantor or its proxy, for purpose of attachment or any other reason on default by the Guarantee. The Obligee is also entitled to use any fund in any account opened by the Guarantor with the Obligee to settle any due debt of the Guarantee.

Article 13 Assignment

13.1 The Guarantor shall not assign all or part of the rights and obligations under this Agreement to any third party without written approval by the Obligee.

13.2 In case that the Obligee lawfully assigns the rights and obligations under the Banking Facilities to any assignee, the Obligee then is entitled to assign the rights and obligations under this Agreement to the assignee accordingly, with no need of approval by the Guarantor. The Guarantor shall bear the same obligations to the said assignee after the assignment.

Article 14 Exemption

The execution and performance of this Agreement is for commercial purpose only. The Guarantor shall enjoy no exemption, and irrevocably relinquish any exemption which may be applicable in future.

Article 15 Notification

15.1 Any notification under this Agreement shall be carried out in writing, such as telex, fax or mail.

15.2 Any notification sent to the Guarantor/Guarantee may be sent to its legal address or office address or the telex/fax number known to the Obligee. The notification shall be deemed duly served at the time of sending the telex or fax or 7 days after sending the mail with proper address and postage paid. Any notification sent to the Obligee shall be deemed duly served only after the Obligee has actually received it.

Article 16 Reservation of Rights

Any delay in performance, non-performance and part performance of its rights under this Agreement by the Obligee shall not be deemed as waive of such rights by the Obligee and shall not affect further exertion of such rights by the Obligee. Any tolerance of breach of contract by the Guarantor shall not affect the Obligee’s right in future to demand the Guarantor to bear consequential liabilities. The rights of the Obligee under this Agreement shall not affect any rights of the Obligee granted by law.

Article 17 Severability

Any invalidity, illegality or unenforceability of any clause of this Agreement under any jurisdiction shall not affect the validity of other clauses of this Agreement and shall not affect the validity, legality or enforceability of such clause under other jurisdiction.

Article 18 Applicable Law

The applicable law for this Agreement shall be the laws of PRC.

Article 19 Jurisdiction

19.1 Any dispute shall be submitted to the nonexclusive jurisdiction of PRC court. The Obligee may choose the court in the location of the Obligee or in the location of the property of the Guarantor to take litigation or apply for enforcement. The Guarantor shall agree with the Obligee on the choice of court.
19.2 The above clause shall not affect the right of the Obligee to take litigation or apply for enforcement in more than one court with proper jurisdiction or in more than one legal territory.

Article 20 Validity

This Agreement shall be binding upon the Guarantor, Obligee and their successors.

Article 21 Effectiveness

This Agreement shall take effect after execution by the Guarantor, Guarantee and the Obligee, or after the registration/approval as required by the law. The Guarantor is responsible for such registration/approval in time.

Article 22 Notary

After the execution of this Agreement, the Guarantor/Guarantee shall assist the Obligee to apply for enforceable notary deed in Shenzhen Notary Office if deemed necessary by the Obligee. The Obligee is entitled to apply for direct enforcement in the competent court without notification of the Guarantor in case of breach of contract by the Guarantor.

Article 23 Miscellaneous

23.1 The headings of the clauses of this Agreement are for reference only and shall not affect the interpretation of the clauses.

23.2 This Agreement is the accessory agreement to the Banking Facilities and shall have the same legal effect as the Banking Facilities.

This Agreement has four originals. Each party shall retain one original and another original shall be retained by the Obligee for purpose of notary.

Guarantor: /s/ Jiada Hu
Jiada Hu

Guarantee: Shenzhen Ritar Power Co., Ltd. (Corporate Seal)

By: /s/ Jiada Hu
Name: Jiada Hu Legal Representative

Obligee: DBS Bank (Hong Kong) Limited Shenzhen Branch (Corporate Seal)

By: /s/ Wu Wen Cheng
Name: Wu Wen Cheng Legal Representative